Exhibit 97.1

dolphin entertainment, Inc. NASDAQ RULE 5608
EXECUTIVE OFFICER COMPENSATION CLAWBACK Policy

Effective November 20, 2023

1.                Policy Purpose. The purpose of this Dolphin Entertainment, Inc. Nasdaq Rule 5608 Executive Officer Compensation Clawback Policy (this “Policy”) is to enable Dolphin Entertainment, Inc. and its subsidiaries and affiliates (the “Company”) to recover Erroneously Awarded Compensation in the event that the Company is required to prepare an Accounting Restatement. This Policy is intended to comply with the requirements set forth in Listing Rule 5608 of The Nasdaq Stock Market LLC and will be construed and interpreted in accordance with such intent. Unless otherwise defined in this Policy, capitalized terms will have the meaning ascribed to such terms in Section 7.

2.                Policy Administration. This Policy will be administered by the Compensation Committee of the Board (the “Committee”) unless the Board determines to administer this Policy itself. The Committee has full and final authority to make all determinations under this Policy, in each case to the extent permitted under the Listing Rule and in compliance with (or pursuant to an exemption from the application of) Section 409A of the Code. All determinations and decisions made by the Committee pursuant to the provisions of this Policy will be final, conclusive and binding on all persons, including the Company, its affiliates, its shareholders and the Executive Officers. Any action or inaction by the Committee with respect to an Executive Officer under this Policy in no way limits the Committee’s actions or decisions not to act with respect to any other Executive Officer under this Policy or under any similar policy, agreement or arrangement, nor will any such action or inaction serve as a waiver of any rights the Company may have against any Executive Officer other than as set forth in this Policy.

3.                Policy Application. This Policy applies to all Incentive-Based Compensation received by a person (a) after beginning service as an Executive Officer, (b) who served as an Executive Officer at any time during the performance period for such Incentive-Based Compensation, (c) while the Company had a class of securities listed on a national securities exchange or a national securities association and (d) during the three completed fiscal years immediately preceding the Accounting Restatement Date. In addition to such last three completed fiscal years, the immediately preceding clause (d) includes any transition period that results from a change in the Company’s fiscal year within or immediately following such three completed fiscal years, provided that a transition period between the last day of the Company’s previous fiscal year end and the first day of its new fiscal year that comprises a period of nine to twelve months will be deemed a completed fiscal year. For purposes of this Section 3, Incentive-Based Compensation is deemed received in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of the Incentive-Based Compensation occurs after the end of that period. For the avoidance of doubt, Incentive-Based Compensation that is subject to both a Financial Reporting Measure vesting condition and a service-based vesting condition will be considered received when the relevant Financial Reporting Measure is achieved, even if the Incentive-Based Compensation continues to be subject to the service-based vesting condition.

4.                Policy Recovery Requirement. In the event of an Accounting Restatement, the Company must recover, reasonably promptly, Erroneously Awarded Compensation, in amounts determined pursuant to this Policy. The Company’s obligation to recover Erroneously Awarded Compensation is not dependent on if or when the Company files restated financial statements. Recovery under this Policy with respect to an Executive Officer will not require the finding of any misconduct by such Executive Officer or such Executive Officer being found responsible for the accounting error leading to an Accounting Restatement. In the event of an Accounting Restatement, the Company will satisfy the Company’s obligations under this Policy to recover any amount owed from any applicable Executive Officer by exercising its sole and absolute discretion in how to accomplish such recovery, to the extent permitted under the Listing Rule and in compliance with (or pursuant to an exemption from the application of) Section 409A of the Code. The Company’s recovery obligation pursuant to this Section 4 will not apply to the extent that the Committee, or in the absence of the Committee, a majority of the independent directors serving on the Board, determines that such recovery would be impracticable and:

a.                 The direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered. Before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on expense of enforcement, the Company must make a reasonable attempt to recover such Erroneously Awarded Compensation, document such reasonable attempts to recover and provide that documentation to the Stock Exchange;

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b.                Recovery would violate home country law where that law was adopted prior to November 28, 2022. Before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on violation of home country law, the Company must obtain an opinion of home country counsel, acceptable to the Stock Exchange, that recovery would result in such a violation, and must provide such opinion to the Stock Exchange; or

c.                 Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the registrant, to fail to meet the requirements of Section 401(a)(13) or 411(a) of the Code.

5.                Policy Prohibition on Indemnification and Insurance Reimbursement. The Company is prohibited from indemnifying any current or former Executive Officer against the loss of Erroneously Awarded Compensation. Further, the Company is prohibited from paying or reimbursing an Executive Officer for purchasing insurance to cover any such loss.

6.                Required Policy-Related Filings. The Company will file all disclosures with respect to this Policy in accordance with the requirements of the federal securities laws, including disclosures required by U.S. Securities and Exchange Commission filings.

7.                Definitions.

a.                 “Accounting Restatement” means an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.

b.                “Accounting Restatement Date” means the earlier to occur of (i) the date the Board, a committee of the Board or the officers of the Company authorized to take such action if the Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement and (ii) the date a court, regulator or other legally authorized body directs the Company to prepare an Accounting Restatement.

c.                 “Board” means the board of directors of the Company.

d.                “Code” means the U.S. Internal Revenue Code of 1986, as amended. Any reference to a section of the Code or regulation thereunder includes such section or regulation, any valid regulation or other official guidance promulgated under such section and any comparable provision of any future legislation or regulation amending, supplementing, or superseding such section or regulation.

e.                 “Erroneously Awarded Compensation” means, in the event of an Accounting Restatement, the amount of Incentive-Based Compensation previously received that exceeds the amount of Incentive-Based Compensation that otherwise would have been received had it been determined based on the restated amounts in such Accounting Restatement, and must be computed without regard to any taxes paid by the relevant Executive Officer. Notwithstanding the foregoing, for Incentive-Based Compensation based on stock price or total shareholder return where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in an Accounting Restatement (i) the amount of Erroneously Awarded Compensation must be based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total shareholder return upon which the Incentive-Based Compensation was received and (ii) the Company must maintain documentation of the determination of that reasonable estimate and provide such documentation to the Stock Exchange.

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f.                 “Executive Officer” means the Company’s president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice-president of the Company in charge of a principal business unit, division or function (such as sales, administration or finance), any other officer who performs a policy-making function or any other person who performs similar policy-making functions for the Company. An executive officer of the Company’s parent or subsidiary is deemed an “Executive Officer” if the executive officer performs such policy making functions for the Company.

g.                “Financial Reporting Measure” means any measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measure that is derived wholly or in part from such measure, provided that a Financial Reporting Measure is not required to be presented within the Company’s financial statements or included in a filing with the U.S. Securities and Exchange Commission to qualify as a “Financial Reporting Measure.” For purposes of this Policy, “Financial Reporting Measure” includes, but is not limited to, stock price and total shareholder return.

h.                “Incentive-Based Compensation” means any compensation that is granted, earned or vested based wholly or in part upon the attainment of a Financial Reporting Measure.

i.                 “Stock Exchange” means the national stock exchange on which the Company’s common stock is listed.

8.                Acknowledgement. Each Executive Officer will sign and return to the Company, within 30 calendar days following the later of (i) the effective date of this Policy first set forth above or (ii) the date the individual becomes an Executive Officer, the Acknowledgement Form attached as Exhibit A, pursuant to which the Executive Officer agrees to be bound by, and to comply with, the terms and conditions of this Policy.

9.                Severability. The provisions in this Policy are intended to be applied to the fullest extent of the law. To the extent that any provision of this Policy is found to be unenforceable or invalid under any applicable law, such provision will be applied to the maximum extent permitted, and will automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to any limitations required under applicable law.

10.             Amendment and Termination. The Board may amend this Policy from time to time in its sole and absolute discretion and will amend this Policy as it deems necessary to reflect the Listing Rule, to comply with (or maintain an exemption from the application of) Section 409A of the Code. The Board may terminate this Policy at any time.

11.             Other Recovery Obligations and General Rights. To the extent that the application of this Policy would provide for recovery of Incentive-Based Compensation that the Company recovers pursuant to Section 304 of the Sarbanes-Oxley Act or other recovery obligations, the amount the relevant Executive Officer has already reimbursed the Company will be credited to the required recovery under this Policy. This Policy will not limit the rights of the Company to take any other actions or pursue other remedies that the Company may deem appropriate under the circumstances and under applicable law, in each case to the extent permitted under the Listing Rule and in compliance with (or pursuant to an exemption from the application of) Section 409A of the Code. Nothing contained in this Policy will limit the Company’s ability to seek recoupment, in appropriate circumstances (including circumstances beyond the scope of this Policy) and as permitted by other applicable law, of any amounts from any individual, in each case to the extent permitted under the Listing Rule and in compliance with (or pursuant to an exemption from the application of) Section 409A of the Code.

12.             Successors. This Policy is binding and enforceable against all Executive Officers and their beneficiaries, heirs, executors, administrators or other legal representatives.

13.             Governing Law and Venue. This Policy and all rights and obligations hereunder are governed by and construed in accordance with the internal laws of the State of Florida, excluding any choice of law rules or principles that may direct the application of the laws of another jurisdiction.

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EXHIBIT A

DOLPHIN ENTERTAINMENT, Inc. NASDAQ RULE 5608
EXECUTIVE OFFICER Compensation CLAWBACK Policy

Acknowledgement Form

By signing below, the undersigned acknowledges and confirms that the undersigned has received and reviewed a copy of the Dolphin Entertainment, Inc. Nasdaq Rule 5608 Executive Officer Compensation Clawback Policy (the “Policy”).

By signing this Acknowledgement Form, the undersigned acknowledges and agrees that the undersigned is and will continue to be subject to the Policy and that the Policy will apply both during and after the undersigned’s employment with Dolphin Entertainment, Inc. and, as applicable, its subsidiaries and affiliates (the “Company”). Further, by signing below, the undersigned agrees to abide by the terms of the Policy, including, without limitation, by returning any Erroneously Awarded Compensation (as defined in the Policy) to the Company to the extent required by, and in a manner consistent with, the Policy.

EXECUTIVE OFFICER

Signature

Print Name

Date

A-1